EXHIBIT 99.1

Fifth Street Finance Corp. Closes $37.5 Million Senior Secured Debt Facility, Increasing Fifth Street's Total Deal Originations to $155.5 Million for the Quarter

WHITE PLAINS, N.Y., Dec. 8, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") announced today that it closed a $37.5 million senior secured debt facility to support the recapitalization of a branded accessories designer and marketer.

The investment is backed by a private equity sponsor and $32.5 million was funded at closing. The terms of this investment include a $5.0 million revolver at an interest rate of LIBOR plus 7% per annum with a 3% LIBOR floor, a $15.5 million Term Loan A at an interest rate of LIBOR plus 9% per annum with a 3% LIBOR floor and a $17.0 million Term Loan B at an interest rate of LIBOR plus 13% per annum with a 3% LIBOR floor. In consideration for making the debt investment, Fifth Street was also granted a portion of the equity in the company. This is a first lien facility with a scheduled maturity of three years for the Term Loan A portion of the debt and five years for the revolver and Term Loan B portions of the debt.

Total deal originations so far in our first fiscal quarter of 2011 stand at $155.5 million, $132.0 million of which were funded at close.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetfinance.com